Exhibit 10.19

Woodward Governor Company 1000 East Drake Road P.O. Box 1519 Fort Collins, CO 80522-1519 USA Tel: 970-482-5811 Fax: 970-498-3058

Date:	October 1, 2008

To:	Chad Preiss

From:	Tom Gendron
Chairman of the Board and Chief Executive Officer

Subject:	Confirmation of Promotion
Dear Chad,
We are pleased to present to you the following details of your promotion:
POSITION:
•	Your new position will be Group Vice President, Engine Systems.

•	Your new position is classified as a Grade 11 on the Executive Compensation Structure, and will be used as the basis for determining your variable pay.

•	In addition, the Compensation Committee of the Board of Directors reviewed the Hewitt total compensation data and approved our recommendations for all compensation changes.

•	You will continue to be based in the Fort Collins, Colorado facility and report directly to me.
COMPENSATION:
•	Effective with the pay period beginning October 4, 2008, your base salary will be $10,000 bi-weekly or $260,000 annually. This represents a combined merit/promotional base pay increase of 12%.

•	You will continue to participate in the Management Incentive Plan (MIP). For FY09 your annual incentive pay target will move from 40% to 55% of base pay. This represents a cash target bonus of $143,000.

•	This position qualifies for stock Options. The granting of stock options is not a guarantee, and is subject to approval by the Compensation Committee of the Board of Directors.

•	You will continue to participate in the Woodward Long Term Incentive Plan (LTIP). Beginning in FY09, your cash LTIP target will increase from 25% to 35%. This represents a cash target bonus of $91,000.

•	You will be eligible for a salary review on October 1, 2009.
Please contact me should you have any questions. Chad, we are looking forward to your leadership abilities in running the Engine Systems Business Group. In your new position, you will play a key role on the Executive Staff and will have significant impact on our ability to meet our Vision 2010, goals and strategies.

If you accept this promotion on the terms and conditions set forth in this letter, please sign below and return the original of this letter to my attention.
Sincerely,
Tom Gendron

Chad Preiss	Date